SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) November 11, 2003
                                -----------------



                          ONE LIBERTY PROPERTIES, INC.
                          ----------------------------
               (Exact name of Registrant as specified in charter)




     Maryland                      0-11083                        13-3147497
     -------------------------------------------------------------------------
    (State or other          (Commission file No.)               (IRS Employer
     jurisdiction of                                                 I.D. No.)
      incorporation)


          60 Cutter Mill Road, Suite 303, Great Neck, New York    11021
          -------------------------------------------------------------
          (Address of principal executive offices)           (Zip code)


        Registrant's telephone number, including area code     516-466-3100
                                                               ------------








Item 9. Regulation FD Disclosure. (The information provided herein is being provided under Item 12 of Form 8-K, Results of Operations and Financial Condition).

         Attached hereto as an exhibit is a copy of a Press Release issued by the registrant on November 11, 2003. The Release which is being furnished to the Securities and Exchange Commission, discloses information regarding the registrant's results of operations for the three and nine months ended September 30, 2003 and its financial condition at September 30, 2003.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.



                                            ONE LIBERTY PROPERTIES, INC.



Date:     November 12, 2003                 By:  /s/ Simeon Brinberg
                                            -----------------------------------
                                            Simeon Brinberg
                                            Senior Vice President

                          ONE LIBERTY PROPERTIES, INC.
                         60 CUTTER MILL ROAD - SUITE 303
                              GREAT NECK, NY 11021
                             Telephone 516-466-3100
                             Telecopier 516-466-3132
                          www.onelibertyproperties.com


                        ONE LIBERTY PROPERTIES ANNOUNCES
                      INCREASES IN REVENUES, NET INCOME AND
                              NET INCOME PER SHARE
            FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2003

Great Neck, New York - November 11, 2003 - One Liberty Properties, Inc. (ASE:
OLP; OLP Pr) today announced that for the three months ended September 30, 2003 it had revenues of $5,055,000, net income of $2,153,000 and net income applicable to common stockholders of $1,894,000, or $.33 per common share on a diluted basis. Net income and net income applicable to common stockholders give effect to the Company's equity in earnings of unconsolidated joint ventures of $591,000. For the three months ended September 30, 2002 the Company reported revenues of $3,912,000, net income of $1,528,000 and net income applicable to common stockholders of $1,269,000, or $.23 per share on a diluted basis. Net income and net income applicable to common stockholders for the three months ended September 30, 2002 include the Company's equity in earnings of unconsolidated joint ventures of $287,000. Revenues and net income increased by 29.2% and 40.9%, respectively, quarter versus quarter. The weighted average number of common shares outstanding on a diluted basis was 5,740,000 and 5,624,000 for the three months ended September 30, 2003 and 2002, respectively.

For the nine months ended September 30, 2003 the Company announced revenues of $14,281,000, net income of $6,360,000 and net income applicable to common stockholders of $5,582,000, or $.98 per common share on a diluted basis. Net income and net income applicable to common stockholders for the nine months ended September 30, 2003 give effect to Company's equity in earnings of unconsolidated joint ventures of $1,834,000. This compares with revenues of $11,396,000, net income of $4,052,000 and net income applicable to common stockholders of $3,274,000, or $.76 per common share on a diluted basis, for the nine months ended September 30, 2002. Net income and net income applicable to common stockholders for the nine months ended September 30, 2002 give effect to equity in earnings of unconsolidated joint ventures of $760,000. Revenues and net income increased by 25.3% and 57%, respectively, nine months versus nine months. The weighted average number of common shares outstanding on a diluted basis was 5,708,000 and 4,307,000 for the nine months ended September 30, 2003 and 2002, respectively.

The Company also reported that funds from operations applicable to common stockholders for the three months ended September 30, 2003 increased by 47.7% to $2,943,000, or $.51 per common share on a diluted basis, as compared to $1,992,000, or $.35 per common share on a diluted basis for the three months ended September 30, 2002. Funds from operations applicable to common stockholders for the nine months ended September 30, 2003 increased by 59.4% to $8,541,000, or $1.50 per common share on a diluted basis, from $5,358,000, or $1.24 per common share on a diluted basis, for the nine months ended September 30, 2002. Funds from operations, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, amortization of capitalized leasing expenses and the Company's share of depreciation in unconsolidated joint ventures and deducts gains on sale of real estate and cash distributions to preferred stockholders. Funds from operations represents a non GAAP (generally accepted accounting principles) financial measure. The table attached to this release reconciles GAAP net income to funds from operations.

Commenting on the results of operations, Jeffrey Fishman, President and Chief Executive Officer of the Company noted that revenues increased primarily because of a 34.7% increase in rental income quarter versus quarter and a 27.2% increase in rental income nine months versus nine months due primarily to the acquisition of eight properties between September 2002 and September 2003. Commenting further, Mr. Fishman noted that interest and other income contributed approximately 2.8% and 6.7%, to revenues in the three months ended September 30, 2003 and 2002, respectively, and 2.6% and 4.1% in the nine months ended September 30, 2003 and 2002, respectively. Interest and other income decreased three months versus three months and nine months versus nine months primarily due to non-recurring type income items realized in the 2002 periods, including net acquisition fees earned from the Company's movie theater partners and interest earned from the proceeds of a public offering completed in May 2002, pending use of such proceeds. Offsetting the decrease in interest and other income quarter versus quarter and nine months versus nine months, is interest earned from two mortgage loans acquired and originated by the Company to facilitate two acquisitions, pending completion of permanent mortgage financing on the two properties acquired.

Referring to the Company's joint venture activities, Mr. Fishman noted that the Company's two movie theater joint ventures had acquired nine theaters between April 2002 and July 2003. In addition, Mr. Fishman noted that an additional joint venture was organized in December 2002 to acquire a retail property and that the Company contributed its leasehold position in an industrial property to a joint venture in February 2002. As a result of these transactions, the Company's equity in earnings of unconsolidated joint ventures increased by 106% quarter versus quarter and 141% nine months versus nine months.

The Company's expenses increased by $812,000 (30.3%) quarter versus quarter and by $1,647,000 (20.3%) nine months versus nine months. The Company's property acquisition activities resulted in increased interest on borrowings under its credit line to facilitate purchases. An increase in the Company's portfolio of properties resulted in the increased depreciation expense, mortgage expense and real estate operating expenses. Mr. Fishman noted that three months versus three months there was a $150,000 (34.6%) increase in general and administrative expenses and nine months versus nine months there was a $441,000 (36.5%) increase in general and administrative expenses due in large part to an increase in payroll and payroll related expenses, primarily legal and accounting expenses allocated to the Company under a shared services agreement, related to property acquisitions, mortgage financing activities, lease negotiations, consummation of a new credit facility, Sarbanes-Oxley compliance, and an overall increase in the level of the Company's business activities.


Mr. Fishman also commented that on October 31, 2003, the Company sold in a follow on public offering, 3,250,000 shares of Common Stock at $18.25 per share through an underwriting syndicate led by Friedman Billings Ramsey, Ferris Baker Watts Incorporated and Stifel, Nicolaus & Company Incorporated, resulting in net proceeds to the Company of approximately $56,000,000. The underwriters also have been granted a thirty day option to purchase an additional 487,500 shares at the public offering price less the underwriting discount, to cover over allotments, if any.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained herein is forward looking. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2002.

Contact: Simeon Brinberg
(516) 466-3100


                 ONE LIBERTY PROPERTIES, INC. (ASE: OLP; OLP Pr)
                  (Amounts in Thousands, Except Per Share Data)

                                                                         Three Months Ended          Nine Months Ended
                                                                            September 30,               September 30,
                                                                       ---------------------         ------------------
                                                                         2003           2002            2003        2002
                                                                         ----           ----            ----        ----

Revenues                                                               $ 5,055        $ 3,912         $14,281     $11,396

Expenses                                                                 3,493          2,681           9,769       8,122
                                                                       -------        -------         -------     -------

Earnings before equity in earnings of unconsolidated
      joint ventures and gain on sale                                    1,562           1,231         4,512        3,274

Equity in earnings of unconsolidated joint ventures                        591             287         1,834          760

Gain on sale of real estate and available-for-sale
    securities                                                               -              10            14           18
                                                                       -------         -------       -------      -------

Net income                                                             $ 2,153         $ 1,528       $ 6,360      $ 4,052
                                                                       =======         =======       =======      =======

Calculation of net income applicable to common stockholders:
Net income                                                             $ 2,153         $ 1,528       $ 6,360       $4,052
Less: distributions on preferred stock                                     259             259           778          778
                                                                       -------         -------       -------      -------

Net income applicable to
   common stockholders                                                 $ 1,894         $ 1,269       $ 5,582      $ 3,274
                                                                       =======         =======       =======      =======

Net income per common share:
     Basic                                                             $   .33         $   .23       $   .98      $   .77
                                                                       =======         =======       =======      =======
     Diluted                                                           $   .33         $   .23       $   .98      $   .76
                                                                       =======         =======       =======      =======

Funds from operations applicable to
   common stockholders*                                                $ 2,943         $ 1,992       $ 8,541      $ 5,358
                                                                       =======         =======       =======      =======

Funds from operations per common share:
     Diluted                                                           $   .51         $   .35       $  1.50      $  1.24
                                                                       =======         =======       =======      =======

Weighted average number of common shares outstanding:
     Basic                                                               5,706           5,599         5,675        4,274
                                                                         =====           =====         =====        =====
     Diluted                                                             5,740           5,624         5,708        4,307
                                                                         =====           =====         =====        =====
-----------------------------------------------------------------------------------
   * Funds from operations applicable to common stockholders is summarized in the following table:

   Net income                                                          $ 2,153         $ 1,528      $  6,360      $ 4,052
   Add: depreciation of properties                                         866             644         2,419        1,926
   Add:  our share of depreciation in
      unconsolidated joint ventures                                        179              79           537          158
   Add: amortization of capitalized
      leasing expenses                                                       4               -            17            -
   Deduct: gain on sale of real estate                                       -               -           (14)           -
   Deduct: preferred distributions                                        (259)           (259)         (778)        (778)
                                                                          -----           -----         -----        -----

   Funds from operations applicable to
      common stockholders                                               $ 2,943         $ 1,992     $  8,541      $ 5,358
                                                                        =======         =======     ========      =======
